Company Contact:	Investor Relations:
Thomas P. Rosato	Kristen McNally/Brandi Floberg
Chief Executive Officer	The Piacente Group, Inc.
Fortress International Group, Inc.	Phone: (212) 481-2050
Phone: (410) 423-7438	figi@tpg-ir.com

FORTRESS INTERNATIONAL GROUP, INC. RECEIVES
NASDAQ NOTIFICATION LETTER OF
NON-COMPLIANCE WITH MINIMUM BID PRICE

Columbia, MD – September 29, 2009 – Fortress International Group, Inc. (NASDAQ: FIGI) (“Fortress,” or the “Company”) today announced that on September 25, 2009, the Company received a deficiency letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that for the last 30 consecutive business days the closing bid price of the Company’s shares of common stock was below the minimum $1.00 per share closing bid price required by the continued listing requirements of NASDAQ set forth in NASDAQ Marketplace Rule 5550(a)(2) (the “Rule”). The notification letter has no effect at this time on the listing of Fortress’s shares of common stock on NASDAQ Capital Market and Fortress’s shares of common stock will continue to trade on The NASDAQ Capital Market.

In accordance with Marketplace Rule 5810(c)(3)(A), Fortress has been given a grace period of 180 calendar days, or until March 24, 2010, to regain compliance with the Rule. The Company is considering strategic alternatives to address compliance with the $1.00 per share minimum bid price continued listing requirement.

“The NASDAQ grace period provides a long runway to March 24, 2010 for the increase of our stock price,” said Chief Executive Officer Thomas P. Rosato.  “Although the current market is weak, and its near-term future is unpredictable, we have taken important steps that we believe better position Fortress to succeed as the market turns.”

To regain compliance, the closing bid price of the Company’s shares of common stock must meet or exceed $1.00 per share for at least 10 consecutive business days. If the Company does not regain compliance with the Rule by March 24, 2010, NASDAQ will provide written notification to the Company indicating that its shares of common stock may be delisted from NASDAQ. At that time, the Company may appeal NASDAQ’s delisting determination to a hearing’s panel. Alternatively, the Company may be eligible for an additional grace period of 180 calendar days if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

As previously disclosed, the Company has also been given an extension to regain compliance with Rule 5605(b)(1) of the NASDAQ Marketplace Rules that requires the Board of Directors of the Company to be comprised of a majority of independent directors.

About Fortress International Group, Inc.:

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. By combining the knowledge and experience of Total Site Solutions and Rubicon Professional Services, two experts in critical facilities infrastructure, Fortress International provides consulting and engineering, construction management and 24/7/365 site services for the world’s most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost. Fortress International Group, Inc. - setting a new standard for the optimized critical facility.

Fortress International Group, Inc. (Nasdaq: FIGI) is headquartered in Maryland, with offices throughout the U.S.  For more information, visit: www.FortressInternationalGroup.com or call 888-321-4877.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission.  These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements.  The Company does not undertake to update its forward-looking statements.